Exhibit 10-w
FIFTH AMENDMENT
OF
ADC TELECOMMUNICATIONS, INC.
401(k) EXCESS PLAN
(2002 Restatement)
     WHEREAS, ADC TELECOMMUNICATIONS, INC., a Minnesota corporation (the “Principal Sponsor”), by resolution of its Board of Directors, has heretofore established and maintains a nonqualified, unfunded, deferred compensation and supplemental retirement plan for the benefit of a select group of management or highly compensated eligible employees (the “Plan”), which, in its most recent restated form, is embodied in a document entitled “ADC TELECOMMUNICATIONS, INC. 401(k) EXCESS PLAN (2002 Restatement),” as amended by four amendments (hereinafter collectively referred to the “401(k) Excess Plan Statement”); and
     WHEREAS, the ADC TELECOMMUNICATIONS, INC. SUPPLEMENTAL RETIREMENT PLAN has been terminated effective October 31, 2005, and the Principal Sponsor desires to amend the 401(k) Excess Plan Statement to provide an additional benefit for certain employees previously covered under such Supplemental Plan; and
     WHEREAS, the Retirement Committee of ADC Telecommunications, Inc. has been delegated the power to make further amendments of the 401(k) Excess Plan Statement which do not materially increase the cost of the Plan; and
     NOW, THEREFORE, BE IT RESOLVED, the 401(k) Excess Plan Statement is hereby amended in the following respects, all such amendments to be effective as of January 1, 2006, with respect to employees who are employed by the Employer or an Affiliate (as such terms are defined in the Plan) as of such date:
1. AMENDMENT TO SPECIAL ELIGIBILITY RULE FOR TRANSITION BENEFIT. Section 2.3 of the Plan Statement shall be amended in its entirety to read in full as follows:
2.3. Special Eligibility Rule for Transition Benefit. Any employee of the Employer or an Affiliate who, in a Plan Year (including 2005), receives: (i) Excess Compensation or is expected to receive Compensation in excess of $140,000 for such Plan Year (or such higher amount as shall be determined by the Retirement Committee from time to time) and (ii) a transition benefit under the ADC Retirement Savings Plan shall be eligible for a transition benefit contribution under this Plan.
2. AMENDMENT TO TRANSITION BENEFIT TERMS. Section 3.4 [Transition Benefit] of the Plan Statement shall be amended in its entirety to read in full as follows:
3.4. Transition Benefit.
     3.4.1. Amount. For a Plan Year in which an employee is eligible for a transition benefit under this Plan, the Employer shall credit a Transition Benefit Account established for such employee with an addition equal to the sum of the following:

(a)	an amount equal to the employee’s Excess Compensation for such Plan Year multiplied by the transition benefit percentage determined for such employee under the Retirement Savings Plan for such Plan Year, and

(b)	the amount of any transition benefit (other than the amount identified in paragraph (a) above) to be allocated to such employee which is in excess of the maximum permissible addition which would have been contributed on behalf of the Participant under the Retirement Savings Plan but for the limitation on annual additions imposed under section 415 of the Code.
     3.4.2. Crediting the Account. The transition benefit addition which is made with respect to a Participant under paragraph 3.4.1(a) shall be credited in dollar amounts to the Participant’s Transition Benefit Account as soon as administratively practicable following the last day of the calendar month for which the addition is made. The transition benefit addition which is made with respect to a Participant under paragraph 3.4.1(b) shall be credited in dollar amounts to the Participant’s Transition Benefit Account as soon as administratively practicable following the Annual Valuation Date in the Plan Year (including the Plan Year ending December 31, 2005) for which the addition is made.
3. SAVINGS CLAUSE. Save and except as hereinabove expressly amended, the Plan Statement shall continue in full force and effect.